Exhibit 99

Schlumberger Announces Third-Quarter 2020 Results

•	Worldwide revenue of $5.3 billion decreased 2% sequentially

•	International revenue of $4.1 billion decreased 1% sequentially

•	North America revenue of $1.2 billion decreased 2% sequentially

•	GAAP loss per share, including charges and credits of $0.22 per share, was $0.06

•	EPS, excluding charges and credits, was $0.16

•	Cash flow from operations was $479 million and free cash flow was $226 million

•	Board approved quarterly cash dividend of $0.125 per share

HOUSTON, October 16, 2020—Schlumberger Limited (NYSE: SLB) today reported results for the third quarter of 2020.

Third-Quarter Results	(Stated in millions, except per share amounts)
	Three Months Ended			Change
	Sept. 30, 2020	Jun. 30, 2020	Sept. 30, 2019	Sequential	Year-on-year
Revenue	$5,258	$5,356	$8,541	-2%	-38%
Income (loss) before taxes - GAAP basis	$(54)	$(3,627)	$(11,971)	n/m	n/m
Adjusted EBITDA*	$1,018	$838	$1,773	21%	-43%
Adjusted EBITDA margin*	19.4%	15.6%	20.8%	371 bps	-140 bps
Pretax segment operating income*	$575	$396	$1,096	45%	-48%
Pretax segment operating margin*	10.9%	7.4%	12.8%	355 bps	-190 bps
Net income (loss) - GAAP basis	$(82)	$(3,434)	$(11,383)	n/m	n/m
Net income, excluding charges & credits*	$228	$69	$596	231%	-62%
Diluted EPS (loss per share) - GAAP basis	$(0.06)	$(2.47)	$(8.22)	n/m	n/m
Diluted EPS, excluding charges & credits*	$0.16	$0.05	$0.43	220%	-63%

North America revenue	$1,157	$1,183	$2,850	-2%	-59%
International revenue	$4,091	$4,138	$5,629	-1%	-27%

*	These are non-GAAP financial measures. See sections titled “Charges & Credits”, “Segments”, and “Supplemental Information” for details.

n/m = not meaningful

Schlumberger CEO Olivier Le Peuch commented, “Our results in the third quarter clearly demonstrate our focus on execution, returns, and customer performance. Margins expanded sequentially while pretax segment operating income and adjusted EBITDA grew 45% and 21%, respectively, highlighting notable progress in the reset of our earnings power and further demonstrating our execution capabilities as we transition to our new organization.

“Through this cycle, we are leading technology innovation for our customers and reinventing ourselves to deliver a return above our cost of capital through the combination of capital stewardship, margin expansion, and free cash flow generation.

“In North America, we have exhibited capital discipline, and are high-grading and rationalizing our portfolio, with a focus on reduced volatility of earnings and less capital-intensive businesses as demonstrated by two key milestones we achieved during the quarter. The first is the agreement to combine our OneStim® pressure pumping business with Liberty Oilfield Services Inc. The second is an agreement to divest our low-flow artificial lift business in a cash transaction.

“Internationally, our fit-for-basin approach continues to extend our leadership position built on the largest and most diverse footprint in the industry. Despite the rig count decline during the quarter, we have experienced significant new technology uptake, achieved new performance benchmarks for our customers, and captured higher performance incentives on multiple projects. In addition, our international business continues to generate resilient, accretive margins and significant free cash flow. Upon the close of the two North America transactions, we expect our international revenue to represent more than 80% of consolidated revenue, up from an average of approximately 65% over the past decade. The combination of our fit-for-basin strategy, digital technology innovation, and scale puts us in the best position to leverage the anticipated shift of spending growth toward the international market.

“Third-quarter revenue declined 2% sequentially, as North America revenue was 2% lower and international revenue declined 1%. In North America land, increased completions activity on drilled but uncompleted (DUC) wells was offset by reduced drilling in US land. North America offshore was affected by reduced rig activity, lower multiclient seismic license sales, and hurricane disruption.

“International revenue was driven by higher activity in Latin America, boosted by the resumption of production in our Asset Performance Solutions (APS) projects in Ecuador and increased seasonal summer activity in the North Sea and Russia. These increases were offset by the effects of rig count declines and extended COVID-19 disruptions in Africa and in the Middle East & Asia.

Third-Quarter Revenue by Segment	(Stated in millions)
	Three Months Ended			Change
	Sept. 30, 2020	Jun. 30, 2020	Sept. 30, 2019	Sequential	Year-on-year
Reservoir Characterization	$1,010	$1,052	$1,651	-4%	-39%
Drilling	1,519	1,731	2,469	-12%	-38%
Production	1,801	1,615	3,153	12%	-43%
Cameron	965	1,015	1,363	-5%	-29%
Other	(37)	(57)	(96)	n/m	n/m

	$5,258	$5,356	$8,541	-2%	-38%

n/m = not meaningful

Certain prior period amounts have been reclassified to conform to the current period presentation.

“Sequentially, by business segment, third-quarter Production revenue increased 12%, driven by the gradual recovery in DUC well completions activity in US land and the resumption of APS production in Ecuador, which was further boosted by digital technology, improving project performance and efficiency. Reservoir Characterization, Drilling, and Cameron decreased 4%, 12%, and 5%, respectively, due to lower WesternGeco® multiclient seismic license sales, the US land drilling activity decline, hurricane disruption in the US Gulf of Mexico, and persistent COVID-19 disruptions internationally.

“Our cost-reduction program, which will permanently remove $1.5 billion of structural costs on an annual basis, is progressing well. We expect to realize the vast majority of these savings as we exit this year. This represents a critical step toward our intermediate goal of restoring 2019 adjusted EBITDA margins before the end of 2021.

“I am extremely proud of our operational and financial performance during the quarter, as we continue to build the foundation of our future success.

“As we look to the fourth quarter, we expect to continue to benefit from the effectiveness of our strategy, disciplined approach to North America, and broad strength of our international business, as reflected in our third-quarter results.

In North America, the conditions are set for continued momentum, with improving DUC well completion activity in US land and a modest drilling resumption in the US and Canada. International activity is steady following the budget resets completed in the third quarter and activity will be affected by the seasonal decline in the Northern Hemisphere, partly offset by muted year-end product and multiclient license sales.

“Overall internationally, we view the next two quarters as a period of transition for our industry at the trough of this cycle. Improving demand recovery supported by various government measures to stimulate economic activity and continued supply discipline from the major producers set the conditions for a long-term activity rebound. However, while the global lockdowns are evolving and vaccine development is progressing, the near-term recovery remains fragile owing to potential subsequent waves of COVID-19 that could pose a significant risk to this outlook.

“Therefore, in this flattening near-term activity outlook, we will continue to execute on a path toward restoring our 2019 adjusted EBITDA margins and generating robust free cash flow—through our restructuring measures, the high-grading of our portfolio, and the further strengthening of our broad international portfolio.

“As our industry emerges from this trough, the ability to deliver new performance benchmarks—to innovate and collaborate in every basin—will define success for the coming decades. Schlumberger will lead this innovation and the path to recovery. Our performance and returns-focused strategy will allow us to capitalize upon the emerging growth cycle and deliver industry-leading returns, through our capital stewardship, fit-for-basin technology, digital leadership, and a unique talent pool supporting our global execution. In addition, we are accelerating the expansion of our New Energy portfolio as we develop avenues to contribute to the sustainable energy mix of the future, leveraging our technology, expertise, and execution platform to reduce our environmental impacts while helping our customers reach their environmental goals.

“The crisis has served as a catalyst for reinventing Schlumberger. We are executing our performance strategy and are determined to continue taking bold actions to secure resilience and reposition ourselves as clear leaders—both in performance measured by our customers and in returns measured by our shareholders.”

Other Events

During the third quarter, Schlumberger issued $500 million of 1.400% Senior Notes due 2025 and $350 million of 2.650% Senior Notes due 2030.

On August 31, 2020, Schlumberger and Liberty Oilfield Services Inc. (Liberty) signed an agreement for the contribution to Liberty of OneStim, Schlumberger’s onshore hydraulic fracturing business in the United States and Canada, including its pressure pumping, pumpdown perforating, and Permian frac sand businesses, in exchange for a 37% equity interest in Liberty. The transaction is expected to close in the fourth quarter of 2020 and is subject to Liberty stockholder approval and other customary closing conditions.

On October 15, 2020, Schlumberger’s Board of Directors approved a quarterly cash dividend of $0.125 per share of outstanding common stock, payable on January 14, 2021 to stockholders of record on December 2, 2020.

Consolidated Revenue by Area

	(Stated in millions)
	Three Months Ended			Change
	Sept. 30, 2020	Jun. 30, 2020	Sept. 30, 2019	Sequential	Year-on-year
North America	$1,157	$1,183	$2,850	-2%	-59%
Latin America	707	543	1,014	30%	-30%
Europe/CIS/Africa	1,397	1,449	2,062	-4%	-32%
Middle East & Asia	1,987	2,146	2,553	-7%	-22%
Other	10	35	62	n/m	n/m

	$5,258	$5,356	$8,541	-2%	-38%

North America revenue	$1,157	$1,183	$2,850	-2%	-59%
International revenue	$4,091	$4,138	$5,629	-1%	-27%

n/m = not meaningful

Certain prior period amounts have been reclassified to conform to the current period presentation.

North America

North America area consolidated revenue of $1.2 billion was 2% lower sequentially. On land, an uptick in DUC well completions was partially offset by reduced drilling activity. OneStim fracturing revenue grew on higher fleet utilization driven by a US-market stage count increase of more than 30% as customers worked on their DUCs in the Permian and in the resilient gas basins in the Haynesville. Land drilling activity was lower as the average US land rig count declined 29% sequentially, though the rig count had increased slightly by quarter end. In addition, sales in Surface Systems and Valves & Process Systems, mainly on land, decreased sequentially due to reduced drilling activity. North America offshore revenue decreased 13% sequentially due to the combination of reduced rig count, lower WesternGeco multiclient seismic license sales, and hurricane disruption.

International

Consolidated revenue in the Latin America area of $707 million increased 30% sequentially, primarily due to the resumption of production in our APS projects in Ecuador. Argentina revenue increased as activity rebounded following the easing of COVID-19 lockdown restrictions while revenue in both Mexico and Brazil declined.

Europe/CIS/Africa area consolidated revenue of $1.4 billion decreased 4% sequentially as increased seasonal summer activity in the North Sea and Russia was offset by rig count declines and extended COVID-19 disruptions in Africa and the Caspian region. Resilient activity in Russia and the North Sea was driven by summer drilling and pressure pumping activity campaigns, partially offset by disruptions and delays in Kazakhstan and in Sakhalin. The seasonal activity increase in the Northern Hemisphere, however, was offset by a significant drop in activity in Sub-Sahara Africa from COVID-19 disruptions, reduced rig count, and project delays.

Consolidated revenue in the Middle East & Asia area of $2.0 billion decreased 7% sequentially, primarily due to extended COVID-19 disruptions and project delays in Asia and as customers reduced spending and activity due to budget adjustments, particularly in the Middle East.

Reservoir Characterization

	(Stated in millions)
	Three Months Ended			Change
	Sept. 30, 2020	Jun. 30, 2020	Sept. 30, 2019	Sequential	Year-on-year
Revenue	$1,010	$1,052	$1,651	-4%	-39%
Pretax operating income	$169	$185	$360	-9%	-53%
Pretax operating margin	16.7%	17.6%	21.8%	-90 bps	-512 bps

Certain prior period amounts have been reclassified to conform to the current period presentation.

Reservoir Characterization revenue of $1.0 billion, 85% of which came from the international markets, decreased 4% sequentially. North America and international revenues declined 14% and 2%, respectively. This was mainly due to lower WesternGeco multiclient seismic license sales in North America offshore. Revenue was also lower in the Middle East due to reduced WesternGeco activity as a result of a completed project and lower Testing Services activity due to project cancellations and delays. Sequentially, Wireline activity was essentially flat while Software Integrated Solutions (SIS) revenue was higher.

Reservoir Characterization pretax operating margin of 17% contracted 90 basis points (bps) sequentially due to lower sales of WesternGeco multiclient seismic licenses, which impacted North America margin, while international margin was flat sequentially.

Drilling

	(Stated in millions)
	Three Months Ended			Change
	Sept. 30, 2020	Jun. 30, 2020	Sept. 30, 2019	Sequential	Year-on-year
Revenue	$1,519	$1,731	$2,469	-12%	-38%
Pretax operating income	$144	$165	$306	-13%	-53%
Pretax operating margin	9.5%	9.6%	12.4%	-9 bps	-292 bps

Drilling revenue of $1.5 billion, 83% of which came from the international markets, decreased 12% sequentially. North America and international revenues declined 16% and 11%, respectively. The revenue decline in North America was primarily due to lower activity in US land as rig count dropped 29%, along with rig count reductions and activity disruptions in the US Gulf of Mexico due to a more active hurricane season. In addition, extended COVID-19 disruptions caused drilling activities to be suspended or deferred in several international GeoMarkets.

Sequentially, Drilling pretax operating margin of 10% was essentially flat, despite the significant revenue decline. Margin was resilient both in North America and internationally supported by prompt cost reduction measures.

Production

	(Stated in millions)
	Three Months Ended			Change
	Sept. 30, 2020	Jun. 30, 2020	Sept. 30, 2019	Sequential	Year-on-year
Revenue	$1,801	$1,615	$3,153	12%	-43%
Pretax operating income	$227	$25	$288	816%	-21%
Pretax operating margin	12.6%	1.5%	9.1%	1,107 bps	347 bps

Production revenue of $1.8 billion, 74% of which came from the international markets, increased 12% sequentially. North America and international revenues increased 13% and 11%, respectively. This was driven primarily by the gradual recovery in DUC well completions activity in US land and the resumption of APS production in Ecuador, which was further boosted by digital technology, improving project performance and efficiency. OneStim revenue grew more than 50% sequentially as US-market stage counts increased by more than 30%. Artificial Lift Solutions revenue increased, also benefitting from the US land recovery. These increases were offset by international declines in Well Services and Completions revenue, resulting from lower spending and activity due to customer budget adjustments, particularly in the Middle East, and from extended COVID-19 lockdown disruption across several GeoMarkets.

Production pretax operating margin of 13% expanded by 1,107 bps sequentially, posting a 108% incremental operating margin. The margin expansion was due to the resumption of production in our APS projects in Ecuador and improved profitability across each of Completions, Artificial Lift Solutions, and Well Services, supported by cost reduction measures. OneStim margin improved due to better operating leverage as revenue increased by more than 50%. Margins improved both in North America and internationally.

Cameron

	(Stated in millions)
	Three Months Ended			Change
	Sept. 30, 2020	Jun. 30, 2020	Sept. 30, 2019	Sequential	Year-on-year
Revenue	$965	$1,015	$1,363	-5%	-29%
Pretax operating income	$60	$80	$173	-25%	-65%
Pretax operating margin	6.3%	7.9%	12.7%	-162 bps	-644 bps

Cameron revenue of $965 million, 67% of which came from the international markets, decreased 5% sequentially. This was primarily due to revenue declines in the long-cycle businesses of OneSubsea® and Drilling Systems, driven by projects ending in Asia and Europe, coupled with the extended COVID-19 disruptions. Despite lower equipment sales in North America, the short-cycle businesses of Surface Systems and Valves & Process Systems were resilient, driven by growth internationally.

Cameron pretax operating margin of 6% declined by 162 bps sequentially. The margin contraction was primarily due to the unfavorable mix where contribution from the long-cycle businesses of OneSubsea and Drilling Systems was lower due to reduced activity. The margins of the short-cycle businesses of Surface Systems and Valves & Process Systems were flat.

Quarterly Highlights

During the quarter, Schlumberger continued to deploy innovative technology and digital enablement to help move the industry toward safer and more efficient operations with lower environmental impact. Schlumberger’s digital platform for the industry continued to gain adoption, as Schlumberger helped customers at various stages of their digital journeys:

•

Kuwait Oil Company (KOC) awarded Schlumberger a five-year contract for the ability to implement digital solutions, including the Petrel* E&P software platform and other petrotechnical domain applications. The contract, valued at USD 109 million, furthers KOC’s objective to deploy best-in-class software solutions that increase asset team efficiency while reducing overall cost per barrel. KOC seeks to improve cross-discipline collaboration between geosciences, reservoir engineering, production engineering, and drilling to facilitate better investment decisions based on a clear understanding of opportunities and risks.

•

Suncor Energy signed a multiyear agreement to use the Schlumberger DELFI* cognitive E&P environment for the multidomain integration of reservoir engineering, production, and geomechanics in Canada’s large-scale unconventional thermal reservoirs. The agreement includes a heavy oil research and development collaboration for Schlumberger to develop new digital technologies for these complex environments.

•

The Angolan Agência Nacional de Petróleo, Gás e Biocombustíveis (ANPG) issued a contract award to Schlumberger for the agency’s first-ever digital transformation project. ANPG’s vision is to move to a cloud-based platform to improve the efficiency and performance of oil and gas exploration activities in Angola. The project comprises a technology landscape review, digital readiness evaluation, and an implementation roadmap. A Schlumberger digital transformation consulting team will conduct the reviews and then define a path to advance the digitalization of ANPG, enabled by the Schlumberger DELFI environment.

New technology, workflows, and digitally enabled hardware—including artificial-intelligence (AI) and internet of things (IoT) solutions at the edge—continue to positively impact our internal delivery, our performance for customers, and the environment:

•

In Ecuador, Schlumberger accelerated adoption of digital solutions through its integrated business model by implementing Agora* edge AI and IoT solutions on its own APS project. By combining digital technologies within an integrated environment, production performance was increased while operational and environmental footprint were reduced. To solve production challenges with high gas/oil ratio wells, Agora solutions were used to deliver an automated electrical submersible pump (ESP) gas-handling process. Using a securely connected, solar-powered skid running predictive AI at the edge to optimize well and ESP performance, production was increased 30% in wells connected by the Agora solution, while reducing field crew visits to these wells by 97%—an example of the performance made possible by combining digital and integration.

•

Offshore Malaysia, PETRONAS Carigali Sdn Bhd (PCSB), a subsidiary of PETRONAS, has deployed the Agora platform on mature assets to improve its wellsite safety and productivity while reducing greenhouse gas emissions. By using an artificial intelligence-based video analytics solution, PCSB has achieved a step change in safety and productivity with zero facilities modification. This solution has enabled mature assets to be successfully digitalized. An Agora platform gateway connected to an edge-empowered camera and stand-alone sensors reduced human exposure in the field while providing continuous access to critical equipment data.

•

In Saudi Arabia, the DrillPlan* well construction planning and DrillOps* automation well delivery solutions surpassed 63,000 ft drilled, achieving a key milestone for our Integrated Well Construction LSTK operations. The on-bottom rate of penetration (ROP) with AutoROP* was 17% higher than previous wells drilled by the same rigs’ field average. Furthermore, DrillOps controlled the preconnection, reaming, and backreaming operations, significantly reducing nonproductive time, optimized well delivery time, and contributed to a 30% improvement in on-bottom ROP and shoe-to-shoe run in a recent section of a horizontal well.

•

Onshore Thailand, Schlumberger used Performance Live* digitally connected service on four rigs for PTT Exploration and Production Plc., Ltd. (PTTEP), reducing crew HSE exposure while sustaining improved ROP. To overcome pandemic-related operational challenges while maintaining drilling execution, Performance Live service enabled PTTEP to conduct most analytical tasks from an office rather than at the wellsite, resulting in a wellsite crew reduction of 50% during directional drilling operations. When combined with upgraded and optimized bottomhole assembly tools with digitally connected capability, Performance Live service also helped PTTEP consistently achieve ROP in excess of 1,500 ft/d.

•

In Brazil, Drilling & Measurements deployed TerraSphere* high-definition dual-imaging-while-drilling service for the first time in the country to log presalt carbonates for Total. TerraSphere service enabled acquisition of high-definition borehole images—while drilling—de-risking the logging operations on depleted and complex reservoirs. This technology enables well completion optimization and unprecedented reservoir characterization detail for Total’s Lapa field development.

•

In the US Gulf of Mexico, Byron Energy began production from its SM58 G1 well, crediting a WesternGeco data enrichment initiative with leading to the successful discovery in 2019. The well, which is producing 19.4 MMcf/d of gas and 385 bbl/d of condensate, was drilled on a prospect identified using a velocity model combined with reverse time migration technology. Byron has identified other prospects on the SM58 block using the same exploration dataset.

During the quarter, Schlumberger was awarded a variety of contracts, particularly internationally. Operators are engaging Schlumberger to employ capital-efficient, shorter-cycle methods to enhance recovery and generate more value from their assets:

•

OneSubsea has been awarded an engineering, procurement, and construction (EPC) contract by BHP Petroleum (BHP) for a subsea boosting system to increase recovery from the deepwater Shenzi Field in the US Gulf of Mexico. The Shenzi Field, located approximately 190 km offshore Louisiana, began producing in 2009. The multiphase boosting system will enable a significant drawdown on existing wells to facilitate increased production from the field. The boosting system, rated at 3.6 MW, is a compact, reliable, and capital-efficient solution to increase BHP’s value from this proven asset.

•

In Scandinavia, Schlumberger secured a contract for stimulation vessel services. The three-year contract includes optional extensions through 2026 to provide stimulation services in the Greater Ekofisk Area in the North Sea. Service delivery following the initial award combined with key technologies are assessed to reduce costs and improve efficiency.

•

In Oman, Occidental of Oman, Inc. awarded Schlumberger a multiyear contract for the supply of artificial lift production systems and services for the Mukhaizna Oil Field. As part of our commitment to in-country value, we will train and support our local Omani services partner to deliver our fit-for-purpose artificial lift solutions.

In addition to these awards, Schlumberger received contracts from operators focused on efficient development as well as improving production and recovery to achieve their long-term goals:

•

The Kingdom of Bahrain awarded a performance-based extension contract to a joint team of Tatweer Petroleum and Schlumberger Integrated Performance Management for 15 wells following the success of the pilot project in the Awali Field. This joint engagement integrates services across subsurface, drilling, and hydraulic fracturing to unlock the potential of a key reservoir in the field using fit-for-purpose technologies, including advanced logging and core analysis, extreme extended-reach wells, and fracture stimulation techniques.

•

In Indonesia, Schlumberger was awarded a three-year contract with an optional one-year extension for drilling operations by Pertamina Hulu Mahakam (PHM). This award follows Schlumberger’s previous success in one of PHM’s mature fields, increasing production and reducing total system cost through enhanced drilling performance. The new award includes integrated delivery of performance-focused technologies—such as StethoScope* formation pressure-while-drilling service and PowerDrive Orbit G2 vorteX* motorized rotary steerable system—which will be coupled with a cost optimization strategy tailored to the field.

Financial Tables

Condensed Consolidated Statement of Loss

	(Stated in millions, except per share amounts)

	Third Quarter		Nine Months
Periods Ended September 30,	2020	2019	2020	2019

Revenue	$5,258	$8,541	$18,069	$24,689
Interest and other income	22	21	94	61
Expenses
Cost of revenue	4,624	7,385	16,172	21,594
Research & engineering	137	176	452	527
General & administrative	85	120	293	345
Impairments & other (1)	350	12,692	12,596	12,692
Interest	138	160	419	462

Loss before taxes (1)	$(54)	$(11,971)	$(11,769)	$(10,870)
Tax (benefit) expense (1)	19	(598)	(901)	(420)

Net loss (1)	$(73)	$(11,373)	$(10,868)	$(10,450)
Net income attributable to noncontrolling interests	9	10	24	20

Net loss attributable to Schlumberger (1)	$(82)	$(11,383)	$(10,892)	$(10,470)

Diluted loss per share of Schlumberger (1)	$(0.06)	$(8.22)	$(7.84)	$(7.56)

Average shares outstanding	1,391	1,385	1,389	1,385
Average shares outstanding assuming dilution	1,391	1,385	1,389	1,385

Depreciation & amortization included in expenses (2)	$587	$900	$1,983	$2,741

(1)	See section entitled “Charges & Credits” for details.
(2)	Includes depreciation of property, plant and equipment and amortization of intangible assets, multiclient seismic data costs, and APS investments.

Condensed Consolidated Balance Sheet

	(Stated in millions)

Assets	Sept. 30, 2020	Dec. 31, 2019
Current Assets
Cash and short-term investments	$3,837	$2,167
Receivables	5,552	7,747
Other current assets	4,826	5,616

	14,215	15,530
Fixed assets	7,396	9,270
Multiclient seismic data	344	568
Goodwill	12,968	16,042
Intangible assets	3,573	7,089
Deferred taxes	33	—
Other assets	5,537	7,813

	$44,066	$56,312

Liabilities and Equity

Current Liabilities
Accounts payable and accrued liabilities	$9,201	$10,663
Estimated liability for taxes on income	974	1,209
Short-term borrowings and current portion of long-term debt	1,292	524
Dividends payable	184	702

	11,651	13,098
Long-term debt	16,471	14,770
Deferred taxes	—	491
Postretirement benefits	854	967
Other liabilities	2,721	2,810

	31,697	32,136
Equity	12,369	24,176

	$44,066	$56,312

Liquidity

	(Stated in millions)

Components of Liquidity	Sept. 30, 2020	Jun. 30, 2020	Dec. 31, 2019	Sept. 30, 2019
Cash and short-term investments	$3,837	$3,589	$2,167	$2,292
Short-term borrowings and current portion of long-term debt	(1,292)	(603)	(524)	(340)
Long-term debt	(16,471)	(16,763)	(14,770)	(16,333)

Net Debt (1)	$(13,926)	$(13,777)	$(13,127)	$(14,381)

Details of changes in liquidity follow:
Periods Ended September 30,		Nine Months 2020	Third Quarter 2020	Nine Months 2019
Net loss before noncontrolling interests		$(10,868)	$(73)	$(10,450)
Impairment and other charges, net of tax		11,539	310	11,979

		671	237	1,529
Depreciation and amortization (2)		1,983	587	2,741
Stock-based compensation expense		318	105	329
Change in working capital		(822)	(399)	(1,340)
Other		(84)	(51)	(80)

Cash flow from operations (3)		2,066	479	3,179

Capital expenditures		(858)	(200)	(1,230)
APS investments		(252)	(28)	(526)
Multiclient seismic data capitalized		(86)	(25)	(181)

Free cash flow (4)		870	226	1,242

Dividends paid		(1,560)	(174)	(2,077)
Stock repurchase program		(26)	—	(278)
Business acquisitions and investments, net of cash acquired plus debt assumed		(33)	(3)	(21)
Net proceeds from divestitures		325	17	—
Other		(375)	(215)	27

Increase in Net Debt		(799)	(149)	(1,107)
Net Debt, beginning of period		(13,127)	(13,777)	(13,274)

Net Debt, end of period		$(13,926)	$(13,926)	$(14,381)

(1)

“Net Debt” represents gross debt less cash, short-term investments and fixed income investments, held to maturity. Management believes that Net Debt provides useful information regarding the level of Schlumberger’s indebtedness by reflecting cash and investments that could be used to repay debt. Net Debt is a non-GAAP financial measure that should be considered in addition to, not as a substitute for or superior to, total debt.

(2)	Includes depreciation of property, plant and equipment and amortization of intangible assets, multiclient seismic data costs and APS investments.
(3)

Includes severance payments of $699 million and $273 million during the nine months and third quarter ended September 30, 2020, respectively; and $104 million and $33 million during the nine months and third quarter ended September 30, 2019, respectively.

(4)

“Free cash flow” represents cash flow from operations less capital expenditures, APS investments, and multiclient seismic data costs capitalized. Management believes that free cash flow is an important liquidity measure for the company and that it is useful to investors and management as a measure of Schlumberger’s ability to generate cash.Once business needs and obligations are met, this cash can be used to reinvest in the company for future growth or to return to shareholders through dividend payments or share repurchases.Free cash flow does not represent the residual cash flow available for discretionary expenditures. Free cash flow is a non-GAAP financial measure that should be considered in addition to, not as substitute for or superior to, cash flow from operations.

Charges & Credits

In addition to financial results determined in accordance with US generally accepted accounting principles (GAAP), this third-quarter 2020 earnings release also includes non-GAAP financial measures (as defined under the SEC’s Regulation G). In addition to the non-GAAP financial measures discussed under “Liquidity”, net income (loss), excluding charges & credits, as well as measures derived from it (including diluted EPS, excluding charges & credits; Schlumberger net income (loss), excluding charges & credits; effective tax rate, excluding charges & credits; and adjusted EBITDA) are non-GAAP financial measures. Management believes that the exclusion of charges & credits from these financial measures enables it to evaluate more effectively Schlumberger’s operations period over period and to identify operating trends that could otherwise be masked by the excluded items. These measures are also used by management as performance measures in determining certain incentive compensation. The foregoing non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP. The following is a reconciliation of certain of these non-GAAP measures to the comparable GAAP measures. For a reconciliation of adjusted EBITDA to the comparable GAAP measure, please refer to the section titled “Supplemental Information” (item 14).

	(Stated in millions, except per share amounts)
	Third Quarter 2020
	Pretax	Tax	Noncont. Interests	Net	Diluted EPS
Schlumberger net loss (GAAP basis)	$(54)	$19	$9	$(82)	$(0.06)
Facility exit charges	254	39	—	215	0.15
Workforce reductions	63	—	—	63	0.05
Other	33	1	—	32	0.02

Schlumberger net income, excluding charges & credits	$296	$59	$9	$228	$0.16

	Second Quarter 2020
	Pretax	Tax	Noncont. Interests	Net	Diluted EPS*
Schlumberger net loss (GAAP basis)	$(3,627)	$(199)	$6	$(3,434)	$(2.47)
Workforce reductions	1,021	71	—	950	0.68
Asset performance solutions investments	730	15	—	715	0.52
Fixed asset impairments	666	52	—	614	0.44
Inventory write-downs	603	49	—	554	0.40
Right-of-use asset impairments	311	67	—	244	0.18
Costs associated with exiting certain activities	205	(25)	—	230	0.17
Multiclient seismic data impairment	156	2	—	154	0.11
Repurchase of bonds	40	2	—	38	0.03
Postretirement benefits curtailment gain	(69)	(16)	—	(53)	(0.04)
Other	61	4	—	57	0.04

Schlumberger net income, excluding charges & credits	$97	$22	$6	$69	$0.05

*	Does not add due to rounding.

	(Stated in millions, except per share amounts)
	Third Quarter 2019
	Pretax	Tax	Noncont. Interests	Net	Diluted EPS
Schlumberger net loss (GAAP basis)	$(11,971)	$(598)	$10	$(11,383)	$(8.22)
Goodwill	8,828	43	—	8,785	6.34
North America pressure pumping	1,575	344	—	1,231	0.89
Intangible assets	1,085	248	—	837	0.60
Other North America-related	310	53	—	257	0.19
Asset performance solutions investments	294	—	—	294	0.21
Equity-method investments	231	12	—	219	0.16
Argentina	127	—	—	127	0.09
Other	242	13	—	229	0.17

Schlumberger net income, excluding charges & credits	$721	$115	$10	$596	$0.43

	Nine Months 2020
	Pretax	Tax	Noncont. Interests	Net	Diluted EPS*
Schlumberger net loss (GAAP basis)	$(11,769)	$(901)	$24	$(10,892)	$(7.84)
Goodwill	3,070	—	—	3,070	2.21
Intangible assets	3,321	815	—	2,506	1.80
Asset performance solutions investments	1,994	11	—	1,983	1.43
Workforce reductions	1,286	78	—	1,208	0.87
Fixed asset impairments	666	52	—	614	0.44
Inventory write-downs	603	49	—	554	0.40
North America pressure pumping impairment	587	133	—	454	0.33
Right-of-use asset impairments	311	67	—	244	0.18
Facility exit charges	254	39	—	215	0.15
Costs associated with exiting certain activities	205	(25)	—	230	0.17
Multiclient seismic data impairment	156	2	—	154	0.11
Repurchase of bonds	40	2	—	38	0.03
Postretirement benefits curtailment gain	(69)	(16)	—	(53)	(0.04)
Other	172	14	—	158	0.11
Valuation allowance	—	(164)	—	164	0.12

Schlumberger net income, excluding charges & credits	$827	$156	$24	$647	$0.46

*	Does not add due to rounding.

	(Stated in millions, except per share amounts)
	Nine Months 2019
	Pretax	Tax	Noncont. Interests	Net	Diluted EPS*
Schlumberger net loss (GAAP basis)	$(10,870)	$(420)	$20	$(10,470)	$(7.56)
Goodwill	8,828	43	—	8,785	6.34
North America pressure pumping	1,575	344	—	1,231	0.89
Intangible assets	1,085	248	—	837	0.60
Other North America-related	310	53	—	257	0.19
Asset performance solutions investments	294	—	—	294	0.21
Equity-method investments	231	12	—	219	0.16
Argentina	127	—	—	127	0.09
Other	242	13	—	229	0.17

Schlumberger net income, excluding charges & credits	$1,822	$293	$20	$1,509	$1.08

*	Does not add due to rounding.

There were no charges or credits during the first six months of 2019.

Segments

(Stated in millions)
	Three Months Ended
	Sept. 30, 2020		Jun. 30, 2020		Sept. 30, 2019
	Revenue	Income (Loss) Before Taxes	Revenue	Income (Loss) Before Taxes	Revenue	Income (Loss) Before Taxes
Reservoir Characterization	$1,010	$169	$1,052	$185	$1,651	$360
Drilling	1,519	144	1,731	165	2,469	306
Production	1,801	227	1,615	25	3,153	288
Cameron	965	60	1,015	80	1,363	173
Eliminations & other	(37)	(25)	(57)	(59)	(95)	(31)

Pretax segment operating income		575		396		1,096
Corporate & other		(151)		(169)		(231)
Interest income(1)		3		7		7
Interest expense(1)		(131)		(137)		(151)
Charges & credits(2)		(350)		(3,724)		(12,692)

	$5,258	$(54)	$5,356	$(3,627)	$8,541	$(11,971)

(Stated in millions)
	Nine Months Ended
	Sept. 30, 2020		Sept. 30, 2019
	Revenue	Income (Loss) Before Taxes	Revenue	Income (Loss) Before Taxes
Reservoir Characterization	$3,372	$538	$4,669	$959
Drilling	5,540	594	7,275	914
Production	6,119	464	9,120	740
Cameron	3,235	262	3,949	486
Eliminations & other	(197)	(111)	(324)	(127)

Pretax segment operating income		1,747		2,972
Corporate & other		(549)		(742)
Interest income(1)		26		25
Interest expense(1)		(397)		(433)
Charges & credits(2)		(12,596)		(12,692)

	$18,069	$(11,769)	$24,689	$(10,870)

(1)	Excludes interest included in the segment results.
(2)	See section entitled “Charges & Credits” for details.

Prior period amounts have been reclassified to the current period presentation.

Supplemental Information

1)	What is the capital investment guidance for the full year 2020?

Capital investment (comprised of capex, multiclient, and APS investments) for the full year 2020 is expected to be approximately $1.5 billion, which is approximately 45% lower than 2019. Capex is expected to be approximately $1.1 billion in 2020 as compared to $1.7 billion in 2019. APS investments are expected to be approximately $300 million in 2020 as compared to $781 million in 2019.

2)	What were the cash flow from operations and free cash flow for the third quarter of 2020?

Cash flow from operations for the third quarter of 2020 was $479 million. Free cash flow for the third quarter of 2020 was $226 million, despite making $273 million of severance payments during the quarter.

3)	What was included in “Interest and other income” for the third quarter of 2020?

“Interest and other income” for the third quarter of 2020 was $22 million. This amount consisted of earnings of equity method investments of $19 million and interest income of $3 million.

4)	How did interest income and interest expense change during the third quarter of 2020?

Interest income of $3 million for the third quarter of 2020 decreased $4 million sequentially. Interest expense of $138 million increased $6 million sequentially.

5)	What is the difference between Schlumberger’s consolidated income (loss) before taxes and pretax segment operating income?

The difference principally consists of corporate items, charges and credits, and interest income and interest expense not allocated to the segments as well as stock-based compensation expense, amortization expense associated with certain intangible assets, certain centrally managed initiatives, and other nonoperating items.

6)	What was the effective tax rate (ETR) for the third quarter of 2020?

The ETR for the third quarter of 2020, calculated in accordance with GAAP, was -35.1% as compared to 5.5% for the second quarter of 2020. Excluding charges and credits, the ETR for the third quarter of 2020 was 19.9% as compared to 22.6% for the second quarter of 2020.

7)	How many shares of common stock were outstanding as of September 30, 2020 and how did this change from the end of the previous quarter?

There were 1.392 billion shares of common stock outstanding as of September 30, 2020 and 1.388 billion as of June 30, 2020.

(Stated in millions)
Shares outstanding at June 30, 2020	1,388
Shares issued under employee stock purchase plan	4
Vesting of restricted stock	—
Stock repurchase program	—

Shares outstanding at September 30, 2020	1,392

8)

What was the weighted average number of shares outstanding during the third quarter of 2020 and second quarter of 2020? How does this reconcile to the average number of shares outstanding, assuming dilution, used in the calculation of diluted earnings per share, excluding charges and credits?

The weighted average number of shares outstanding was 1.391 billion during the third quarter of 2020 and 1.388 billion during the second quarter of 2020.

The following is a reconciliation of the weighted average shares outstanding to the average number of shares outstanding, assuming dilution, used in the calculation of diluted earnings per share, excluding charges and credits.

	(Stated in millions)
	Third Quarter 2020	Second Quarter 2020
Weighted average shares outstanding	1,391	1,388
Unvested restricted stock	18	15

Average shares outstanding, assuming dilution	1,409	1,403

9)	What was the unamortized balance of Schlumberger’s investment in APS projects at September 30, 2020?

The unamortized balance of Schlumberger’s investments in APS projects was approximately $1.7 billion at September 30, 2020 and $1.8 billion at June 30, 2020. These amounts are included within Other Assets in Schlumberger’s Condensed Consolidated Balance Sheet.

10)	What are the components of depreciation and amortization expense for the third quarter of 2020 and the second quarter of 2020?

The components of depreciation and amortization expense for the third quarter of 2020 and second quarter of 2020 were as follows:

	(Stated in millions)
	Third Quarter 2020	Second Quarter 2020
Depreciation of fixed assets	$385	$417
Amortization of intangible assets	79	80
Amortization of APS investments	87	58
Amortization of multiclient seismic data costs capitalized	36	49

	$587	$604

11)	What was the amount of WesternGeco multiclient sales in the third quarter of 2020?

Multiclient sales, including transfer fees, were $41 million in the third quarter of 2020 and $71 million in the second quarter of 2020.

12)	What was the WesternGeco backlog at the end of the third quarter of 2020?

The WesternGeco backlog, which is based on signed contracts with customers, was $223 million at the end of the third quarter of 2020. It was $248 million at the end of the second quarter of 2020.

13)	What was the book-to-bill ratio for Cameron’s long-cycle businesses? What were the orders and backlog for Cameron’s OneSubsea and Drilling Systems businesses?

The book-to-bill ratio for the Cameron long-cycle businesses was 0.6. The OneSubsea and Drilling Systems orders and backlog were as follows:

	(Stated in millions)
Orders	Third Quarter 2020	Second Quarter 2020

OneSubsea	$200	$277
Drilling Systems	$98	$95

Backlog (at the end of period)
OneSubsea	$2,079	$2,139
Drilling Systems	$398	$457

14)	What was Schlumberger’s adjusted EBITDA in the third quarter of 2020, the second quarter of 2020, and third quarter of 2019?

Schlumberger’s adjusted EBITDA was $1.018 billion in the third quarter of 2020, $838 million in the second quarter of 2020, and $1.773 billion in the third quarter of 2019, and was calculated as follows:

	(Stated in millions)
	Third Quarter 2020	Second Quarter 2020	Third Quarter 2019
Net loss attributable to Schlumberger	$(82)	$(3,434)	$(11,383)
Net income attributable to noncontrolling interests	9	6	10
Tax (benefit) expense	19	(199)	(598)

Loss before taxes	$(54)	$(3,627)	$(11,971)
Charges & credits	350	3,724	12,692
Depreciation and amortization	587	604	900
Interest expense	138	144	160
Interest income	(3)	(7)	(8)

Adjusted EBITDA	$1,018	$838	$1,773

Adjusted EBITDA represents income before taxes excluding charges & credits, depreciation and amortization, interest expense, and interest income. Management believes that adjusted EBITDA is an important profitability measure for Schlumberger and that it allows investors and management to more efficiently evaluate Schlumberger’s operations period over period and to identify operating trends that could otherwise be masked. Adjusted EBITDA is also used by management as a performance measure in determining certain incentive compensation. Adjusted EBITDA should be considered in addition to, not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP.

15)	What are the components of the $350 million of charges recorded during the third quarter of 2020?

The components of the $350 million net pretax charge are as follows (in millions):

Facility exit charges	$254
Workforce reductions	63
Other	33

$350

About Schlumberger

Schlumberger is the world’s leading provider of technology and digital solutions for reservoir characterization, drilling, production, and processing to the energy industry. With product sales and services in more than 120 countries and employing approximately 82,000 people as of the end of third quarter of 2020 who represent over 170 nationalities, Schlumberger supplies the industry’s most comprehensive range of products and services, from exploration through production, and integrated pore-to-pipeline solutions that optimize hydrocarbon recovery to deliver reservoir performance sustainably.

Schlumberger Limited has executive offices in Paris, Houston, London, and The Hague, and reported revenues of $32.92 billion in 2019. For more information, visit www.slb.com.

*Mark of Schlumberger or Schlumberger companies.

Notes

Schlumberger will hold a conference call to discuss the earnings press release and business outlook on Friday, October 16, 2020. The call is scheduled to begin at 8:30 a.m. US Eastern Time. To access the call, which is open to the public, please contact the conference call operator at +1 (844) 721-7241 within North America, or +1 (409) 207-6955 outside North America, approximately 10 minutes prior to the call’s scheduled start time, and provide the access code 4013483. At the conclusion of the conference call, an audio replay will be available until November 16, 2020 by dialing +1 (866) 207-1041 within North America, or +1 (402) 970-0847 outside North America, and providing the access code 3336191. The conference call will be webcast simultaneously at www.slb.com/irwebcast on a listen-only basis. A replay of the webcast will also be available at the same website until November 16, 2020.

For more information, contact

Ndubuisi Maduemezia – Vice President of Investor Relations, Schlumberger Limited

Joy V. Domingo – Director of Investor Relations, Schlumberger Limited

Office +1 (713) 375-3535

investor-relations@slb.com

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This third-quarter 2020 earnings release, as well as other statements we make, contain “forward-looking statements” within the meaning of the federal securities laws, which include any statements that are not historical facts, such as our forecasts or expectations regarding business outlook; growth for Schlumberger as a whole and for each of its product lines (and for specified products or geographic areas within each product line); oil and natural gas demand and production growth; oil and natural gas prices; pricing; Schlumberger’s response to, and preparedness for, the COVID-19 pandemic and other widespread health emergencies; access to raw materials; improvements in operating procedures and technology; capital expenditures by Schlumberger and the oil and gas industry; the business strategies of Schlumberger and Schlumberger’s customers; Schlumberger’s digital strategy; Schlumberger’s strategy for its North America operations; the expected benefits of, or timing to complete, the proposed OneStim transaction and the divestiture of Schlumberger’s low-flow artificial lift business; Schlumberger’s restructuring efforts and charges recorded as a result of such efforts; our effective tax rate; Schlumberger’s APS projects, joint ventures, and alliances; future global economic and geopolitical conditions; and future results of operations, such as margin levels. These statements are subject to risks and uncertainties, including, but not limited to, changing global economic conditions; changes in exploration and production spending by Schlumberger’s customers, and changes in the level of oil and natural gas exploration and development; the results of operations and financial condition of Schlumberger’s customers and suppliers, particularly during extended periods of low prices for crude oil and natural gas; Schlumberger’s inability to achieve its financial and performance targets and other forecasts and expectations; Schlumberger’s inability to sufficiently monetize assets; the extent of future charges; general economic, geopolitical, and business conditions in key regions of the world; foreign currency risk; pricing pressure; weather and seasonal factors; unfavorable effects of health pandemics; availability and cost of raw materials; operational modifications, delays, or cancellations; challenges in Schlumberger’s supply chain; production declines; Schlumberger’s inability to recognize intended benefits from its business strategies and initiatives, such as digital or new energy; as well as its restructuring and structural cost reduction plans; changes in government regulations and regulatory requirements, including those related to offshore oil and gas exploration, radioactive sources, explosives, chemicals, hydraulic fracturing services, and climate-related initiatives; the inability of technology to meet new challenges in exploration; the competitiveness of alternative energy sources or product substitutes; and other risks and uncertainties detailed in this third-quarter 2020 earnings release and our most recent Forms 10-K, 10-Q, and 8-K filed with or furnished to the Securities and Exchange Commission. If one or more of these or other risks or uncertainties materialize (or the consequences of any such development changes), or should our underlying assumptions prove incorrect, actual outcomes may vary materially from those reflected in our forward-looking statements. Statements in this third-quarter 2020 earnings release are made as of the date of this release, and Schlumberger disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events, or otherwise.

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